EXHIBIT 99.1 PRESS RELEASE

October   27, 2009

Total Nutraceutical Solutions To Launch Natural Organic Whole Food Mushroom Vitamin D Supplement

 Recent Studies Reveal Worldwide Deficiencies in Vitamin D Levels

STEVENSON, Wash.--( BUSINESS WIRE)-- Total Nutraceutical Solutions, Inc. (TNS) (OTCBB: TNUS), announced today that the company has formulated and will launch a unique natural whole food mushroom-based Vitamin D supplement. This supplement is plant-based and not animal-based and provides a new approach to Vitamin D supplementation in health-conscious individuals. A proprietary grown mushroom, Agaricus blazei Murill (AbM) by Sylvan Bio, Inc. and Creekside Mushrooms Limited will be stimulated with UV light to produce natural organic Vitamin D2 within the mushroom. The need for this product is underscored by the following statement in the October 26, 2009 issue of the Archives of Internal Medicine: “The worldwide prevalence of Vitamin D deficiency is striking and more than 40% of the population may be Vitamin D deficient.” ( Vol.169 No.19, pp.1806-1808).The importance of the timing of this product launch and the need for a natural whole food form of Vitamin D is further evidenced by a recent statement by the Office of Dietary Supplements, National Institutes of Health, that the second best source of Vitamin D is 3 ounces of mushrooms enriched with Vitamin D. Many medical organizations, including the American Academy of Pediatricians have advocated increased intake of Vitamin D, especially in children. Children’s Hospital Boston, reports that 62% of children taking multivitamins had below normal levels of vitamin D (USA Today, October 26, 2009). TNS has developed technologic capability that will allow production of a daily oral encapsulated natural supplement that contains enough Vitamin D equal to or greater than ten 8-ounce servings of Vitamin D fortified milk, at a cost that is affordable by most people.

According to the 2005 Dietary Guidelines for Americans, “nutrient needs should be met primarily through consuming foods. Foods provide an array of nutrients and other compounds that may have beneficial effects on health.” ( http://www.health.gov/dietaryguidlines/dga2005/document/default.htm). This statement was recently supported by a TNS experiment that revealed that ingestion of a natural organic edible whole food could increase biologic survival in a nutritionally deprived organism. Unaltered and Vitamin D2 enriched dried powders of the mushroom Agaricus blazei Murrill by Sylvan significantly increased survival above controls, 4% and 15% respectively (TNUS.OB; September 30, 2009)

Vitamin D, also called the ‘sunshine vitamin,’ has recently received much attention as a needed nutritional supplement to improve human health. Decreased levels of Vitamin D have been associated with a range of diseases, such as osteoporosis, osteoarthritis, cancer of the breast, diabetes, cardiovascular disease, and many others.

TNS has purchased a Steripulse® - XL 3000 Pulsed UVB light system from Xenon Corporation, Wilmington, MA and the system is being installed at Columbia Nutritional Services, Vancouver, WA, the TNS contract manufacturer. TNS has acquired from The Penn State Research Foundation (PSRF) an option to license an invention entitled “Rapid Generation of Vitamin D2 from Mushrooms and Fungi Using Pulsed UV-light” (The Invention). A U.S. Provisional Patent Application was filed on April 23, 2008 and names Professor Robert B. Beelman, and Graduate Student Michael Kalaras as co-inventors, Department of Food Science, Pennsylvania State University (PSU).

“As a doctor, I receive no greater pleasure than having the opportunity to create products that can help people live longer and healthier lives,” stated Marvin S. Hausman MD, CEO, Total Nutraceutical Solutions, Inc. “Vitamin D deficiency is worldwide, is implicated in many diseases, and this product has the potential to provide a needed nutritional answer to this problem.”

“I am very excited that our new process is being commercially utilized to produce Vitamin D –rich dietary supplements made from the highly nutritious Agaricus blazei mushroom,” stated Robert B. Beelman Ph.D., Professor of Food Science, Pennsylvania State University. “I believe this product will be the first of its kind made from a whole food that will appeal to health conscious individuals that desire to consume a plant-based diet.”

Sylvan Bio, Inc. is an emerging leader in providing innovative fungal products to a variety of industries. Based in Kittanning, Pennsylvania, it is a wholly owned subsidiary of Sylvan Inc., also based in Kittanning. Sylvan Inc. serves mushroom, agricultural and nutraceutical markets through its prominence in fungal technology and solid-substrate fermentation.

Creekside Mushrooms Limited is the largest single site fully integrated and highly technological “underground” mushroom growing farm in the world. Creekside’s unique underground farm is scientifically monitored to provide ideal year-round growing conditions to consistently produce the highest quality mushrooms, which are 100% organic.

About Total Nutraceutical Solutions, Inc.:

Total Nutraceutical Solutions, Inc. (TNS), is an emerging nutraceutical company with a focus on discovering, formulating and marketing products composed primarily of organic natural mushroom compounds that contain bioactive nutrients for potential health benefits. TNS develops production and analytic technologies for food and nutritional supplements composed primarily of mushrooms and their mycelial biomasses. Novel clinical models and biomarkers are used to show nutritional and clinical efficacy of our products. In addition to preventative healthcare formulations and nutritional approaches to a wide variety of human conditions and illnesses, TNS also develops and acquires breakthrough nutritional tools and products in the fields of animal husbandry and livestock feeds.

Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including, but not limited to, the risks associated with the transaction described in this press release, and other risks identified in the filings by Total Nutraceutical Solutions (TNS), Inc., with the Securities and Exchange Commission. Further information on risks faced by TNS are detailed in the Form 10-K for the year ended December 31, 2008, and in its subsequent Quarterly Reports on Form 10-Q. These filings are or will become available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov. The information contained in this press release is accurate as of the date indicated. Actual results, events or performance may differ materially. TNS does not undertake any obligation to publicly release the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events